Apex Silver Reports Third Quarter 2004 Results, Signs Contractor Services Agreement with Aker Kvaerner

Denver, CO, November 15, 2004/PRNewswire/ Apex Silver Mines Limited (Amex: SIL) today reported a loss of $7.3 million, or $0.15 per share, for the third quarter of 2004, compared to a loss of $1.0 million, or $0.03 per share for the third quarter of 2003. In the first nine months of 2004 and 2003, Apex Silver’s net losses were $15.9 million and $4.7 million or $0.34 and $0.13 per share, respectively. At September 30, 2004, Apex Silver’s aggregate cash, short and long term investments amounted to $423.6 million compared to $40.1 million at December 31, 2003. In October 2004, Apex Silver completed the private placement of 4% Convertible Senior Subordinated Notes due 2024. The placement of the Notes yielded an additional $96.5 million in net proceeds bringing Apex Silver’s aggregate cash, short and long term investments to over $500 million. Earlier in the year, the company successfully completed a 10.3 million share offering and issued $200 million in 2.875% Convertible Senior Subordinated Notes due 2024 yielding net proceeds of $208.6 million and $193.0 million, respectively. The resultant higher cash and long-term debt balances produced $1.5 million more in interest and other income and $1.5 million in accrued interest expense in the third quarter of 2004 compared to the same period of 2003. In the first nine months of 2004, Apex Silver earned $2.7 million more interest and other income and accrued $3.4 million more in interest expense than in the first nine months of 2003.

The net loss in the third quarter 2004 was $6.3 million higher than in the same 2003 period, primarily due to increased administrative expenses related to the adoption of Financial Accounting Standards No. 123 (“FAS No. 123”) and the modification of certain terms of stock-based compensation. The company also increased the number of employees due to the advancement of Apex Silver’s 100%-owned San Cristobal project in southwestern Bolivia. The 2004 third quarter and restated year-to-date administrative expenses of $6.2 million and $12.2 million, respectively also included corresponding non-cash charges of $4.4 million and $5.5 million related to expensing stock compensation for existing and newly granted awards and to modifications made to the timing of the vesting of certain employee and director stock awards. These stock-based compensation charges were made in accordance with the requirements outlined in FAS No. 123 adopted by the company during the period but effective January 1, 2004.

“Apex Silver is proud to be one of the first companies, mining or otherwise, to adopt these rules,” said Mark Lettes, Apex Silver’s Senior Vice President and Chief Financial Officer. “Our approach, which reflects the company’s deeply-held philosophy of strong corporate governance and transparent financial disclosure, is to remain in the forefront of the rapidly evolving practice of the fair value method of Accounting for Stock-Based Compensation.”

Apex Silver Subsidiary Signs Contractor Services Agreement with Aker Kvaerner Metals

On November 8, 2004, Apex Silver’s Bolivian subsidiary Minera San Cristobal, S. A. and Aker Kvaerner Metals Inc. signed an Engineering, Procurement and Construction Management Agreement (“EPCM Agreement”), which sets out terms for the development of the San Cristobal project. Under the EPCM Agreement, Aker Kvaerner will provide on-going engineering, procurement of equipment and construction management services. The EPCM Agreement also provides special bonus provisions and

APEX SILVER MINES CORPORATION - A Services Company 1700 Lincoln Street - Suite 3050 - Denver, Colorado 80203 - Telephone (303) 839-5060 - Fax (303) 839-5907

incentive payments for safe, timely and technically sound completion of pre-specified tasks as the project progresses towards and when it reaches completion. Under the terms of the EPCM Agreement, Minera San Cristobal has the right to suspend the work at any time.

“This Agreement is the culmination of a long process of negotiations which produced a road map for a well designed and promptly executed project,” said Jeffrey G. Clevenger, Apex Silver’s President and Chief Executive Officer. “Aker Kvaerner did a great job on the original feasibility study and now we have an opportunity to turn a well-engineered plan into a world-class project.”

Special Shareholders’ Meeting to be Held on December 21, 2004

A previously announced special shareholders’ meeting is scheduled to take place at 9:00 am on December 21, 2004 in the offices of Davis, Graham & Stubbs at 1550 17th Street, Suite 500 Denver, CO 80202. The shareholders will be asked to approve the Board of Directors’ award of one million 10-year options to its founder and retired Chairman, Mr. Thomas S. Kaplan, in recognition of his past contributions to Apex Silver and in conjunction with his future consulting services regarding corporate financing and related activities.

Apex Silver is a mining exploration and development company. Since its inception in 1993 and with the discovery of San Cristobal, it has assumed an increasingly important profile within the silver sector. Its San Cristobal flagship project, located in the Potosi district in southwestern Bolivia, is one of the world’s largest open-pit silver-zinc-lead deposits which contains in-situ approximately 450 million ounces of silver, eight billion pounds of zinc and three billion pounds of lead in proven and probable reserves. At the designated production rate of 40,000 tonnes of ore per day, San Cristobal is expected to produce concentrates containing approximately 27 million ounces of silver, 475 million pounds of zinc and 200 million pounds of lead per year in the first five full years of production, making it one of the largest producers of these key metals.

The common shares of Apex Silver trade on the American Stock Exchange under the symbol "SIL".

This press release contains forward-looking statements regarding the company, within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding the development of its San Cristobal project and the services of Aker Kvaerner. Actual results relating to any and all of these subjects may differ materially from those presented. Factors that could cause results to differ materially include fluctuations in silver, zinc and lead prices, fluctuations in the company’s share price, the timing and availability of external financing required to complete San Cristobal on acceptable terms, changes in components of cash operating costs, variations in ore grade and processing rates. The company assumes no obligation to update this information. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements can be found in the company’s Form 10-Q filed with the SEC for the quarter ended September 30, 2004 and its Form 10-K for the year ended December 31, 2003.

For further information, please contact Igor Levental, Vice President Investor Relations and Corporate Development, Apex Silver Mines Corporation, 303-764-9162.

APEX SILVER MINES CORPORATION - A Services Company 1700 Lincoln Street - Suite 3050 - Denver, Colorado 80203 - Telephone (303) 839-5060 - Fax (303) 839-5907

Summary Financial Information

(In thousands of United States dollars, except for per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	Sept. 30, 2004	Sept. 30, 2003	Sept. 30, 2004	Sept. 30, 2003
Income and Expenses
Interest and other income	$1,596	$104	$3,115	$432
Trading & exchange gain/(loss)	(68)	505	236	705
Exploration	(1,050)	(638)	(3,640)	(2,192)
Administrative	(6,193)	(917)	(12,240)	(3,628)
Interest Expense	(1,539)	—	(3,353)	—
Amortization and depreciation	(20)	(9)	(38)	(26)
Net Loss	$(7,274)	$(955)	$(15,920)	$(4,709)
Net loss per Ordinary Share-basic and diluted	$(0.15)	$(0.03)	$(0.34)	$(0.13)
Weighted average Ordinary Shares outstanding	47,422,586	36,658,117	46,169,444	36,502,367

SUMMARY BALANCE SHEET DATA		09/30/04		12/31/03
Cash, cash equivalents & short term investments		$362,056		$40,099
Long term investments		61,534		—
Working capital		361,191		41,168
Property, plant and equipment (net)		110,398		97,979
Notes payable long term		200,000		599
Shareholders’ equity		345,303		143,986

APEX SILVER MINES CORPORATION - A Services Company 1700 Lincoln Street - Suite 3050 - Denver, Colorado 80203 - Telephone (303) 839-5060 - Fax (303) 839-5907